DATE: February 1, 2006

FROM:	FOR:

The Carideo Group, Inc.	Commercial Vehicle Group, Inc.

1050 One Financial Plaza	6530 West Campus Oval

120 South Sixth Street	New Albany, Ohio 43054

Minneapolis, Minnesota 55415

Tony Carideo (612) 317-2880	Chad Utrup (614) 289-5360

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP REPORTS

FOURTH QUARTER 2005 RESULTS

NEW ALBANY, OHIO, February 1– Commercial Vehicle Group, Inc. (Nasdaq: CVGI), today reported revenues of $200.1 million for the fourth quarter ended December 31, 2005, up 98 percent compared to $101.3 million in the prior-year period. Operating income for the fourth quarter was $22.5 million, an 80 percent increase, compared to $12.5 million last year. Net income for the quarter was $12.4 million, or $0.58 per diluted share, compared to $5.9 million, or $0.32 per diluted share, in the prior-year quarter. As a result of the company’s July 2005 stock offering, fully diluted shares outstanding for the quarter were 21.3 million compared to 18.3 million in the prior-year quarter.

“We are extremely pleased with our fourth quarter and full year results for 2005. We have seen significant growth and development over the past four quarters as a result of the outstanding effort of our management team and associates,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “More importantly, all the measures taken and the hard work of our people has laid the foundation for continued growth and expansion in each of our markets.”

Revenues for the quarter compared to the prior-year period increased by $98.9 million, due primarily to the acquisitions of Mayflower, Monona and Cabarrus, a 5 percent increase in the North American OEM truck production over the prior-year quarter and higher sales in the European and Asian seating markets. The company increased earnings before interest, taxes, depreciation and amortization (EBITDA) from $14.2 million in the prior-year quarter to $25.6 million in the fourth quarter of 2005. The company’s net debt position at the end of the quarter was approximately $150 million.

The company reported revenues of $754.5 million for the 12 months ended December 31, 2005, up 98 percent compared to $380.4 million in the prior-year period. Operating income for the 12 month period was $89.5 million compared to $31.5 million last year. Net income for the 12 month period was $49.4 million, or $2.51 per diluted share, compared to $17.5 million, or $1.12 per diluted share, in 2004. Results for the 12 months ended December 31, 2004 include the effects of a $10.1 million non-cash option issuance charge. As a result of the company’s July 2005 stock offering, the weighted average diluted shares outstanding for the year were 19.7 million compared to 15.6 million in the prior-year period.

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A conference call to review fourth-quarter results and preview the upcoming first quarter and full year 2006 is scheduled for Wednesday, February 1, 2006, at 11:00 a.m. ET. Interested participants may listen to the live conference call by dialing (706) 758-9607 and ask for the CVG fourth quarter 2005 earnings conference call. A recording of this call also will be available until midnight, February 7th, by dialing (706) 645-9291, passcode 4861256.

To listen to a live Webcast of the conference call, go to Commercial Vehicle Group’s Web site, www.cvgrp.com, click on “Investor Relations” and then the Webcast icon. The Webcast replay will be available from 1:00 p.m. ET, Wednesday, February 1, until midnight, Wednesday, March 1, 2006. Listening to the Webcast requires speakers and Windows Media Player. If you do not have Media Player, download the free software at www.windowsmedia.com

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. CVG is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about CVG and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) CVG’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which CVG serves; (iv) increased competition in the heavy-duty truck market; (v) CVG’s failure to complete or successfully integrate additional strategic acquisitions; and (vi) various other risks as outlined in CVG’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. CVG undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to CVG or persons acting on behalf of CVG are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts – unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
REVENUES	$200,116	$101,252	$754,481	$380,445
COST OF SALES	164,555	81,074	620,031	309,696
Gross Profit	35,561	20,178	134,450	70,749
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,967	7,703	44,564	28,985
NONCASH OPTION ISSUANCE CHARGE	—	—	—	10,125
AMORTIZATION EXPENSE	141	22	358	107
Operating Income	22,453	12,453	89,528	31,532
OTHER (INCOME) EXPENSE	(143)	1,286	(3,741)	(1,247)
INTEREST EXPENSE	3,735	1,306	13,195	7,244
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	1,525	1,605
Income Before Income Taxes	18,861	9,861	78,549	23,930
PROVISION FOR INCOME TAXES	6,419	3,930	29,138	6,481
Net Income	$12,442	$5,931	$49,411	$17,449
BASIC EARNINGS PER SHARE	$0.59	$0.33	$2.54	$1.13
DILUTED EARNINGS PER SHARE	$0.58	$0.32	$2.51	$1.12

Reconciliation to EBITDA:
Net Income	$12,442	$5,931	$49,411	$17,449
Provision for Income Taxes	6,419	3,930	29,138	6,481
Other (Income) Expense	(143)	1,286	(3,741)	(1,247)
Interest Expense	3,735	1,306	13,195	7,244
Loss on Early Extinguishment of Debt	—	—	1,525	1,605
Depreciation and Amortization	3,138	1,740	12,064	7,566
Noncash Option Issuance Charge	—	—	—	10,125
EBITDA(1)	$25,591	$14,193	$101,592	$49,223

(1)	EBITDA is defined as income before taxes, interest expense, depreciation, amortization and certain other non-recurring items. EBITDA is presented because the company believes that it is widely accepted that EBITDA provides useful information to management and investors regarding its operating results. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measured of other companies.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share amounts)

	December 31,	December 31, 2004
	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,641	$1,396
Accounts receivable — Net	114,116	46,267
Inventories	69,053	36,936
Prepaid expenses and other current assets	4,724	6,081
Deferred income taxes	12,571	8,201
Total current assets	241,105	98,881
PROPERTY, PLANT AND EQUIPMENT — Net	80,415	32,965
GOODWILL	125,607	84,715
DEFERRED INCOME TAXES	—	5,901
INTANGIBLE AND OTHER ASSETS — Net	96,756	3,176
	$543,883	$225,638
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$5,309	$4,884
Accounts payable	73,709	33,846
Accrued liabilities	42,983	18,424
Total current liabilities	122,001	57,154
LONG-TERM DEBT — Net	185,700	49,041
OTHER LONG-TERM LIABILITIES	34,105	8,397
Total liabilities	341,806	114,592
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 21,146,154 and 17,987,497 shares outstanding	211	180
Additional paid-in capital	169,252	123,660
Retained earnings (accumulated deficit)	33,957	(15,454)
Stock subscriptions receivable	—	(175)
Accumulated other comprehensive (loss) income	(1,343)	2,835
Total stockholders’ investment	202,077	111,046
	$543,883	$225,638

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